NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

Alliance Data Closes $1.5 Billion in Liquidity Facilities

Secures additional $175 million in new liquidity

DALLAS, Texas (June 28, 2010) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that the Company has closed $1.5 billion in conduit liquidity facilities, resulting in an increase of $175 million in overall conduit capacity.

The Company’s private label credit card banking subsidiary, World Financial Network National Bank, has completed the renewal of its $1.2 billion conduit facility, and the Company also renewed a $275 million conduit facility for its Utah industrial bank subsidiary, World Financial Capital Bank.

The facilities, which fund both existing and new private label credit card programs, currently only finance less than $750 million in card assets, providing a large source of untapped liquidity to fund growth and/or portfolio acquisitions. Commitments for the facilities were provided by Bank of America, Barclays Bank, JPMorgan Chase Bank, Royal Bank of Canada, The Royal Bank of Scotland, and Wells Fargo Securities at terms reflecting improved spreads existing in today’s marketplace. The Company’s private label credit card business currently employs three sources of funding for its roughly $5.0 billion portfolio, representing approximately 100 brands: FDIC insured CDs, private conduit facilities and term asset-backed securitizations.

Charles Horn, chief financial officer for Alliance Data, said, “Today’s announcement represents a continuation of the Company’s strategy of looking for opportunities to create excess liquidity for future growth and increasing visibility on future earnings. We are extremely pleased with these transactions as we have locked in more favorable spreads with these facilities compared to the prior year. We believe that our ability to not only renew but secure additional liquidity demonstrates the high quality of our assets and our lenders ongoing support of our business model. The Company’s financial flexibility, conservative leverage ratio and ability to access the capital markets at favorable rates position Alliance Data well to execute against its long term strategy.”

About Alliance Data

Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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